Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-279669) and Form S-8 (No. 333-32789, No. 2-85579, No. 33-26566, No. 33-55014, No. 33-60569, No. 033-41241, No. 333-72267, No. 333-84193, No. 333-94205, No. 333-67502, No. 333-118547, No. 333-143077, No. 333-166570, No. 333-188437, No. 333-59727, No. 333-138458, No. 33-33621, No. 333-49023, No. 2-99945, No. 333-188438, No. 333-204098 and No. 333-281348) of V.F. Corporation of our report dated May 20, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina
May 20, 2026